Exhibit 10.23

May 21, 2010

Mitch Edwards

268 Bush St, #4408

San Francisco, CA 94104

Via Email: edwards.mitch@gmail.com

Dear Mitch:

The boys and girls at Skullcandy are stoked to present you this offer to join our team as Skullcandy’s Chief Financial Officer and General Counsel. Below please find Skullcandy’s formal offer, including a description of this position and an outline of compensation and benefits. This position is obviously part of the Senior Executive Team, on par with Dan Levine, Chief Merchandising Officer. You will report directly to me but will have significant interaction with all key players in the company that will support your role, particularly, Jeremy Andrus, President, and Ron Ross, Controller. In addition, you will have all VP’s and Directors relative to finance each reporting to you.

Due to the confidential nature of current Skullcandy business, I will not expound on your specific responsibilities in this letter, but our conversations have been sufficiently clear. If you would like to discuss detailed expectations, let’s speak via phone.

Compensation

Your compensation will be comprised of a combination of base salary, bonus potential, signing bonus, Management Incentive Package (MIP), and equity in the Company. Specifically:

Base Salary: USD $250,000

Bonus Structure: Your bonus will be tied overall company performance, measured by Board determined revenue metrics with an EBITDA threshold. For 2010, a bonus equal to 25% of your base compensation is paid when the Company achieves $151M in Gross Sales. Your bonus then increases in linear fashion until reaching $183M in Gross Sales at which point it pays 150% of your base salary. All bonus payments assume the company achieves a minimum 25% EBITDA margin.

Equity

Management will recommend to the board that they grant shares equal to 1% of outstanding Skullcandy stock at the strike price on your first day of employment. This would be issued on a 4 year vesting schedule, with a one-year cliff. However, in case of a change of control, or termination without cause, Skullcandy would guarantee acceleration of vesting up to the first 24 months.

Benefits

401k: Participation in 401k-retirement plan, including 4% matching contributions by company.

Health Insurance: You will be invited to participate in the company health insurance program as offered to all employees. Financial contribution will be based on current C×O-benefit plan.

Paid vacation: 3 weeks plus all Company holidays

Management Incentive Package (MIP)

The MIP is a sliding scale performance incentive offered to senior Skullcandy management. If our equity investor receives an IRR of 17.5% to 32.5%, an amount of $2.5M - $17.5M will be distributed. Of this total amount available to management, we are offering 6% participation.

Relocation

Skullcandy will apply a $15,000 relocation benefit.

Termination

In case of Termination Without Cause, your first 24 months base salary will be guaranteed up to your 18th month of employment. From 19 months and forward, you would receive 6 months severance. In case of any event that would trigger the MIP payment prior to your termination, you would of course, participate in that payment.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed (such as confidentiality or non-compete agreements that may be in conflict with your duties at Skullcandy). It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, and (iv) the arbitration shall provide for adequate discovery.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by June 11, 2010.

Mitch... we’ve had a great run so far at Skullcandy, but it’s now time to start doing the hard work. We’d love to have you part of it.

Best,

Richard Alden

CEO, Skullcandy, Inc.

Agreed to and accepted:

Signature: /s/ Mitch Edwards

Printed Name:        Mitch Edwards

Date: